BINDING LETTER OF INTENT

     This Binding Letter of Intent (this “LOI”) is entered into by and between CANTERBURY RESOURCES, INC., a Nevada corporation (the “Company”), and CONTROLLED CARBON, LLC DBA ECHO AUTOMOTIVE, an Arizona limited liability company (“Echo”).

BACKGROUND AND PURPOSE

     A. The Company is a fully reporting publicly traded company with the ticker symbol “CTBX” on the United States over-the-counter (OTCQB) securities market.

     B. The Company wishes to acquire Echo through a reverse acquisition and believes Echo to have a valuable product and intellectual property rights related to a cost-reduction technology (EchoDrive) for converting fleet vehicles into highly fuel-efficient plug-in hybrids.

     C. The Company and Echo wish to enter into a voluntary share exchange (the “Exchange”) transaction whereby the Company would acquire all of the issued and outstanding units of Echo in exchange for the issuance to the members of Echo of approximately 52,500,000 shares of common stock of the Company.

     D. The parties wish to enter into this LOI which states that the closing of the Exchange will occur upon completion of the conditions as set forth herein and in a formal, definitive agreement.

AGREEMENT

     NOW, THEREFORE, in consideration of the mutual agreements and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. This LOI constitutes a binding agreement with regard to the various matters set forth herein and shall become effective on execution of this LOI. The Company understands that time is of the essence with respect to an advance in the amount of $300,000 and hereby agrees to provide such an advance of $300,000, in immediately available funds, within 3 business days of the execution of this LOI. Such advance will be subject to the terms and conditions of a promissory note in the form of Exhibit A (the “LOI Advance”). The general use of these funds are as follows: (a) $100,000 to be used for general working capital and business activities; (b) $50,000 loan to Flagship Enterprise Center to purchase assets to be used by Echo; (c) $112,500 to purchase battery pack IP and other assets from Bright Automotive; (d) $15,000 to purchase engine dyne; (e) $20,000 to purchase e250 van (used); and (f) $2,500 for working capital.

     2. The Company and Echo agree that they will enter into a mutually agreed upon definitive agreement containing substantially the same terms and provisions as set forth in Paragraphs 3-15 of this LOI within thirty (30) days from the date of execution of this LOI (the “Definitive Agreement”).

     3. Upon the satisfaction of the conditions set forth herein and in the Definitive Agreement, the Company will acquire all of the issued and outstanding units of Echo in exchange for the issuance to the members of Echo of 52,500,000 shares of common stock of the Company. At the Closing, Echo shall become wholly-owned by the Company and the note evidencing the LOI Advance or Additional Advances (defined below) shall be cancelled in connection with the Exchange.

     4. The closing of the Exchange (the “Closing”) shall occur on or before thirty (30) days from the date on which Echo completes the audit of its financial statements as required to be filed by the Company upon the Closing in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and approval by its members and note holders of the Definitive Agreement and the transactions contemplated thereunder and hereunder. Immediately prior to the Closing, the Company will have 22,500,000 shares of common stock, on a fully diluted basis, issued and outstanding. At the Closing, after giving effect to the Exchange, the capitalization of the Company will be as set forth on Exhibit B.

     5. After the Closing, the Company will be managed by Echo’s current management and board of managers. The existing board of directors and officers of the Company will resign effective as of the Closing and be replaced by officers and directors to be designated by Echo. For the avoidance of doubt, these board of directors will include William D. Kennedy, Jason Plotke, Jim Holden, Eric Crown and Dan Clarke and the officers will include William D Kennedy, CEO and Jason Plotke, President as well as any other officers and directors designated by Echo.

     6. Upon execution of this LOI, the Company will enter into an agreement (the “Financing Agreement”) with Hartford Equity Inc. (“Hartford”) under which Hartford or its associates will commit to providing financing of not less than $2 million within twelve (12) months of the Closing as follows (the “Financing”):

  Concurrently with execution of this LOI, Hartford will purchase $300,000 of common stock of the Company pursuant to the Financing Agreement. This amount will be used to fund the LOI Advance referenced in Paragraph 1 above.

  At the Closing, an amount equal to $200,000 at a price of $0.50 per share of common stock, to the Company.

  No less than 750,000 shares of common stock of the Company at a price of $0.50 per share shall be purchased by the investor on the first day of each quarter after the Closing until the entire $2 million is invested in the Company no later than twelve (12) months from the Closing. Quarters shall be based on the calendar year starting in January of each year with January 1, April 1, July 1, Oct 1 being the first day of Quarter 1, Quarter 2, Quarter 3, and Quarter 4 respectively. For the purpose of clarity, if the transaction closes prior to June 30, 2012, the Investor shall purchase no less than 750,000 shares of common stock on July 1, 2012.

  The Financing Agreement includes the form of securities purchase agreement and warrant for each tranche of equity funding and shall require the investors providing such financing to provide all information regarding such investor as may be required for the Company to comply with all applicable securities or other laws relating to the private placement of securities. Under the terms of the Financing, for each dollar invested, the investor making such investment will be issued two (2) shares of common stock of the Company and a warrant to purchase two (2) shares of common stock of the Company with an exercise price of $0.75 per share with a term of eighteen (18) months. The Financing Agreement shall not be amended or terminated on or prior to the Closing without the written consent of Echo.

     7. The Company, at its sole discretion, may advance additional funds (“Additional Advances”) to Echo or on behalf of Echo prior to Closing. Any such Additional Advances shall be offset against the $500,000 received by Echo at Closing.

     8. The Company shall have no more than 79,000,000 shares of common stock issued and outstanding after completion of the full $2,000,000 Financing, excluding any shares of common stock issuable under outstanding warrants and options. In the event the Company fails to meet the terms of the Financing Agreement, unless waived by the parties hereto, the Company and Echo will mutually agree to take all necessary actions to rescind the Exchange in the most cost-effective and expeditious manner.

     9. At the Closing, the Company will have no more than $1,000 in actual or contingent liabilities outstanding and no undisclosed liabilities, commitments or other obligations of any kind other than the Company’s obligations to Echo pursuant to this LOI and the Definitive Agreement and the Company’s obligation to investors pursuant to the Financing document attached as Exhibit C.

     10. All legal, accounting or other fees and expenses related to the Closing shall be paid for by the Company prior to the Closing shall be in addition to the Advance and the Closing Consideration amounts, and shall be offset against the aggregate Financing amount and credited against the final financing tranche to be funded.

     11. Echo represents that the board of directors of Echo has approved this LOI and the transactions contemplated hereunder.

     12. The parties intend for the post-Closing and post-Financing capitalization table of the Company to be substantially as attached hereto as Exhibit B. Any update to Exhibit B between now and the execution of the definitive agreement will have no effect on total number of shares (52,500,000) issued by Company to Echo.

     13. The Company shall advance any audit fees necessary to obtain an audit and comply with the filing requirements of the Exchange Act. Any advances by the Company under this Paragraph 13 for audit fees prior to the Closing shall be in addition to the Advance and the Closing Consideration amounts, and shall be offset against the aggregate Financing amount and credited against the final financing tranche to be funded.

     14. In the Definitive Agreement, Echo will grant to the Company a non-exclusive license (conditioned on Closing) to use the name “Echo Automotive” or any variation thereof not currently used by Echo and, upon the Closing, the Company may undertake to change its name to “Echo Automotive, Inc.” or a mutually agreed upon name not used by Echo. Echo further agrees to provide consents, as may be required by the Company to make filings for the use of such name; provided, however, that in no event shall Echo be precluded from continuing to use any names currently used by Echo. Prior to the Closing, neither the Company nor its representatives shall make any representations regarding the business or affairs of Echo without the prior written consent of Echo.

     15. The Definitive Agreement shall contain customary representation and warranties, covenants and indemnification provisions as shall be mutually agreed upon by Echo and the Company.

     16. In consideration of the time and effort the Company will incur to pursue this transaction, Echo agrees that, from the date of execution of this LOI (or, if sooner, until such time as this LOI is terminated) until the Closing, neither Echo nor any person or entity acting on its behalf will in any way directly or indirectly (i) solicit, initiate, encourage or facilitate any offer to directly or indirectly purchase Echo or any of its material assets or equity, (ii) enter into any discussions, negotiations or agreements with any person or entity which provide for such purchase, or (iii) provide to any persons other than its members or the Company or its representatives any information or data related to such purchase or afford access to the properties, books or records of Echo to any such persons. If Echo, or its representatives receive any inquiry or proposal offering to purchase Echo or any part of its assets or equity, Echo will promptly notify the Company. The Company acknowledges that Echo has advised the Company that the amount of the LOI Advance is insufficient to fund Echo’s operating costs pending the Closing and Echo will not be in breach of this paragraph or agreement so long as any action taken that might breach this paragraph is done so to raise additional bridge funding for the Company. No party hereto will make any disclosure or public announcements of the proposed transactions, the LOI or the terms thereof without the prior consent of the other party, which shall not be unreasonably withheld, or except, and only to the extent, as required by the applicable rules and regulations of the Securities and Exchange Commission. The Company agrees to provide to Echo such current information regarding the Company as Echo may reasonably request to include in any disclosure statement to be provided to Echo members and note holders in connection with soliciting the vote of Echo members and note holders for approval of the Plan of Reorganization and the transactions contemplated thereby.

     17. Prior to the Closing, the Company and its representatives shall maintain the confidentiality of all confidential information that is provided to the Company by Echo or its representatives except to the extent such disclosure is required by law. Each party agrees and acknowledges that such party and its directors, officers, employees, agents and representatives will disclose business information and information about the proposed transaction in the course of securing financings for the Company and Echo and that the parties and their representatives may be required to disclose that information under the continuous disclosure requirements of the Exchange Act; provided, however, that prior to the Closing, the disclosure of any non-public confidential information of Echo may be made by the Company only with prior approval of Echo and subject to obtaining an appropriate confidentiality agreement from the proposed recipient of such information.

     18. This LOI shall be construed in accordance with, and governed by, the laws of the State of Nevada, and each party separately and unconditionally subjects to the jurisdiction of any court of competent authority in the State of Nevada, and the rules and regulations thereof, for all purposes related to this agreement and/or their respective performance hereunder.

     19. The parties shall prepare, execute and file any and all documents necessary to comply with all applicable federal and state securities laws, rules and regulations in any jurisdiction where they are required to do so.

     20. If any term or provision hereof shall be held illegal or invalid, this LOI shall be construed and enforced as if such illegal or invalid term or provision had not been contained herein.

     21. This LOI may be executed in counterparts, by original or facsimile signature, with the same effect as if the signatures to each such counterpart were upon a single instrument; and each counterpart shall be enforceable against the party actually executing such counterpart. All counterparts shall be deemed an original copy.

     22. The delay or failure of a party to enforce at any time any provision of this LOI shall in no way be considered a waiver of any such provision, or any other provision of this LOI. No waiver of, delay or failure to enforce any provision of this LOI shall in any way be considered a continuing waiver or be construed as a subsequent waiver of any such provision, or any other provision of this LOI.

     23. This LOI may be terminated prior to entering into the Definitive Agreement (i) by mutual written agreement of the parties, (ii) by either party if the Definitive Agreement has not been entered into by May 31, 2012 through no fault of terminating party, or (iii) by either party in the event of a material breach of this LOI by the other party, including failure by the Company to promptly fund the LOI Advance after execution of this LOI.

[SIGNATURE PAGE FOLLOWS]

DATED EFFECTIVE: May 16, 2012

CANTERBURY RESOURCES, INC.

By:
Name:
Title:

CONTROLLED CARBON, LLC
DBA ECHO AUTOMOTIVE

By:
Name:
Title:

EXHIBIT A

FORM OF PROMISSORY NOTE

(Attached)

EXHIBIT B

CAPITALIZATION TABLE

EXHIBIT C

FORM OF FINANCING AGREEMENT

(Attached)